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EXHIBIT 99.E.

                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
Massachusetts Mutual Life Insurance Company

We consent to the inclusion in this Post-Effective Amendment No. 1 to our report dated February 25, 1999 on our audits of the statutory financial statements of Massachusetts Mutual Life Insurance Company, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Experts".



PricewaterhouseCoopers LLP
Springfield, Massachusetts
April 27, 1999